Exhibit 4.6

SCHEDULE III to
Credit Agreement

BORROWERS; DENOMINATION CURRENCIES; CURRENCY SUBLIMITS;
MAXIMUM SUBLIMITS; LOCAL FRONTING LENDERS

Local Fronting Lender and Local Lending Office	Denomination Currency	Currency Sublimit	Maximum Sublimit	Name of Borrower and Address for Notices
Citibank, N.A. 2 Park Street Level 26 Sydney, N.S.W. 2000 Australia Attn: Glenn Ross	Australian Dollars	US $ 0	US $1,000,000	Revlon Australia Pty Limited 12 Julius Avenue North Ryde, Sydney NSW 2113 Australia
Citibank International Plc - Paris Loans Processing Unit 2nd Floor 4 Harbour Exchange Isle of Dogs London E14 9GE United Kingdom Attn: Asif Mahmood Butt	Euros	US $1,200,000	US $3,000,000	Européenne de Produits de Beauté 64-70 rue du Ranelagh 75016 Paris, France
Citibank, N.A. 49/F, Citibank Tower Citibank Plaza 3 Garden Road, Central Hong Kong Attn: Julia Pang	Hong Kong Dollars	US $100,000	US $1,000,000	Revlon (Hong Kong) Limited Suites 1411-12, 14F Cityplaza Four 12 Taikoo Wan Road Taikoo Shing Island East Hong Kong
Citibank, N.A. Foro Buonaparte, 16 Milano 20121, Italy Attn: Elena Codecasa	Euros	US $0	US $3,000,000	Revlon S.p.A. Via Piazzale dell’Industria, N. 46 00144 Rome, Italy
Citibank, N.A. UK Loans Processing Unit 2nd Floor 4 Harbour Exchange Isle of Dogs London E14 9GE United Kingdom Attn: Asif Mahmood Butt	Pounds Sterling	US $3,400,000	US $10,000,000	Revlon International Corporation (UK Branch) Greater London House Hampstead Road London, NW1 7QX England
TOTAL		US $4,700,000
AGGREGATE CURRENCY SUBLIMIT		US $30,000,000
REMAINING AGGREGATE CURRENCY SUBLIMIT		US $25,300,000